Exhibit 99.1

For Additional Information:

Bryan Giglia

Vice President of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4204

SUNSTONE HOTEL INVESTORS REPORTS RESULTS OF OPERATIONS FOR

FIRST QUARTER 2007

First Quarter Comparable RevPAR up 11.9%

California Region RevPAR up 14.7%

Acquires Marriott Boston Quincy

SAN CLEMENTE, CA – May 2, 2007 – Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) today announced results of operations for the first quarter ended March 31, 2007.

First Quarter 2007 Highlights

•	Total revenue was $239.8 million for the three months ended March 31, 2007, compared to $197.6 million for the three months ended March 31, 2006.
•	Adjusted EBITDA was $60.9 million for the three months ended March 31, 2007, compared to $52.0 million for the three months ended March 31, 2006.
•	Adjusted FFO available to common stockholders was $29.9 million for the three months ended March 31, 2007, compared to $29.2 million for the three months ended March 31, 2006.
•	Adjusted FFO available to common stockholders per diluted share was $0.48 for the three months ended March 31, 2007, compared to $0.49 per diluted share for the three months ended March 31, 2006.
•	Total capital expenditures were $37.0 million for the three months ended March 31, 2007.

Steve Goldman, Chief Executive Officer, stated, “I am very pleased to announce a strong start to 2007 with Adjusted FFO per share coming in at $0.48, which is $0.02 above our guidance. Our portfolio is performing exceptionally well—posting impressive RevPAR and margin gains over the prior year. Moreover, I am excited about the prospects for our portfolio in the second quarter and beyond. Our renovations are proceeding on schedule and on budget, and the hotels we have acquired continue to perform well. I have spent my first month as CEO getting to know the Company’s portfolio and its people, and reviewing its current strategy with the goal of identifying new opportunities for driving shareholder value.”

SELECTED FINANCIAL DATA

($ in millions, except RevPAR and per share amounts)

	Three Months Ended March 31,
	2007	2006	% Change
Total Revenue	$239.8	$197.6	21.4%
Comparable RevPAR (1)	$110.23	$98.54	11.9%
Income (loss) available to common stockholders (2)	$(0.4)	$13.7	-102.6%
Income (loss) available to common stockholders per diluted share (2) (3)	$(0.01)	$0.25	-104.0%
FFO available to common stockholders (4) (5)	$29.9	$21.5	39.1%
Adjusted FFO available to common stockholders (4) (5)	$29.9	$29.2	2.3%
FFO available to common stockholders per diluted share available (4) (5)	$0.48	$0.36	34.4%
Adjusted FFO available to common stockholders per diluted share available (4) (5)	$0.48	$0.49	-1.2%
EBITDA (4)	$60.9	$68.7	-11.3%
Adjusted EBITDA (4)	$60.9	$52.0	17.0%
Comparable Hotel Operating Profit Margin (6)	26.6%	25.2%	+140 bps

(1)	RevPAR for 47 hotels (includes prior ownership periods). Excludes 4 hotels under major renovation (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla).
(2)	Income (loss) available to common stockholders is presented after giving effect to the payment of the series C convertible preferred stock dividends.
(3)	Income (loss) available to common stockholders per share does not assume conversion of the series C convertible preferred stock as the effect of the conversion would not be as dilutive as the current presentation.
(4)	Please refer to the non-GAAP financial measures of Funds from Operations ("FFO"), Adjusted FFO, EBITDA, and Adjusted EBITDA on page 11 for a tabular presentation of our results and a reconciliation to GAAP measures.
(5)	Reflects series C convertible preferred stock on an "as-converted" basis.
(6)	Please refer to page 13 for detailed hotel operating margin analysis.

Disclosure regarding the non-GAAP financial measures in this release is included on page 8 of this release and reconciliations to the most comparable GAAP measure during each of the periods presented is included on pages 11 and 12.

Performance Relative to Guidance

The following table reflects our guidance for the first quarter 2007 compared to our actual results.

	Guidance	Actual First Quarter 2007
Comparable RevPAR Growth	7.5% to 9.0%	11.9%
Overall RevPAR Growth	N/A	8.5%
Adjusted EBITDA	$56.8 million to $58.8 million	$60.9 million
Adjusted FFO available to common stockholders	$26.9 million to $28.9 million	$29.9 million
Adjusted FFO available to common stockholders per diluted share	$0.43 to $0.46	$0.48
Comparable Hotel Operating Profit Margin	N/A	+140 bps
Capital expenditures	$35 million to $40 million	$37.0 million

Comparable RevPAR for the 47 hotels owned at the end of the quarter, excluding four hotels which experienced significant disruption due to renovation programs in the first quarter (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla), increased 11.9% as compared to the first quarter of 2006, driven by an increase of 5.9% in average daily room rate and a 400 basis-point occupancy increase.

Comparable hotel operating profit margins for the first quarter increased 140 basis points (from 25.2% to 26.6%) (see page 13 for a reconciliation of hotel operating income to the comparable GAAP measure).

Acquisitions, Dispositions and Investments

In January 2007, the Company announced it had completed the acquisition of the 499-room LAX Renaissance Hotel located in Los Angeles, California, one half mile from Los Angeles International Airport, for $65.0 million or approximately $130,000 per room.

In March 2007, the Company announced it had completed the acquisition of the 402-room Boston Marriott Long Wharf Hotel located on the Boston Harbor Waterfront for $228.2 million or approximately $568,000 per room.

Balance Sheet/Liquidity Update

As of March 31, 2007, the Company had approximately $90.0 million of cash and cash equivalents (including restricted cash). On March 31, 2007, total assets were $3.1 billion, including $2.8 billion of net investments in hotel properties, total debt was $1.8 billion and stockholders’ equity was $1.0 billion.

Hotel Renovations

In the first quarter of 2007, the Company invested $37.0 million in capital expenditures across its portfolio, of which $18.3 million was spent on the Renaissance Orlando, Renaissance Baltimore, Renaissance Long Beach, Hyatt Regency Century Plaza, Hilton Times Square and Embassy Suites La Jolla.

The Company expects to complete six major hotel renovation and repositioning projects in 2007. These projects represent approximately half of the Company’s expected 2007 renovation expenditures of $120 million to $130 million. While these projects are likely to cause meaningful displacement to hotel operations during the renovation period, they are expected to significantly enhance the quality and operating performance of the hotels after completion. Updated summaries of these six major projects are as follows:

1.	Renaissance Orlando – Total project expenditures are estimated to be $27 million with aggregate 2007 expenditures of approximately $13 million. The project includes the final phase of a full-hotel renovation, including atrium, restaurants, sports bar, a new “media” bar, food outlets, Starbucks store, fitness center and spa. Completion is scheduled for the second quarter of 2007 with the exception of the spa which is scheduled to be completed in the fourth quarter of 2007.

2.

Renaissance Baltimore – Total project expenditures are estimated to be $12 million with aggregate 2007 expenditures of approximately $9 million. The project includes a renovation of the lobby, 5th floor restaurant / lounge, meeting rooms and prefunction areas, and the creation of a new junior ballroom. Completion is scheduled for the second quarter of 2007.

3.	Renaissance Long Beach – Total project expenditures are estimated to be $11 million with aggregate 2007 expenditures of approximately $9 million. The project includes renovation of the lobby, restaurant, lounge, meeting space, and the addition of a new Starbucks store and a junior ballroom. Completion is scheduled for the second quarter of 2007 with the exception of the junior ballroom which is scheduled to be completed in the third quarter of 2007.

4.	Hyatt Regency Century Plaza – Total project expenditures are estimated to be $32 million with aggregate 2007 expenditures of approximately $10.5 million. The project includes the final phase of the hotel renovation, including the new X Bar, Equinox health club and Starbucks. All major areas of work were substantially completed during the first quarter of 2007.

5.	Hilton Times Square – Total project expenditures are estimated to be $8 million with aggregate 2007 expenditures of approximately $7 million. The project includes the upgrades to guestroom baths, corridors and meeting space; lobby and street level enhancements; the net addition of 16 guestrooms through the conversion of suites and the fitness center; and installation of 32” LCD TVs in all guestrooms. The project is scheduled for completion as follows: guestroom baths completed in the first quarter of 2007, guestroom conversions scheduled for completion in the second quarter of 2007, meeting space and guestroom LCD TV installation scheduled in the third quarter of 2007, and street level improvements scheduled in the fourth quarter of 2007.

6.	Embassy Suites La Jolla – Total project expenditures are estimated to be $11 million with aggregate 2007 expenditures of approximately $5 million. The project includes the full renovation of all guest rooms as well as selected enhancement to public areas. Guestrooms were completed during the first quarter of 2007 and the public space work is scheduled for completion in the fourth quarter of 2007.

The operational disruption resulting from these projects is expected to cause approximately $8 million in revenue displacement in 2007, of which we estimate approximately $5 million occurred during the first quarter. This revenue displacement is primarily attributable to the renovations at the Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and the Embassy Suites La Jolla. The Company’s second quarter and full year 2007 outlook includes estimates for the remaining expected renovation displacement.

Recent Transactions

On April 27, 2007, the Company sold its $28.5 million Doubletree Times Square mezzanine loan for gross proceeds of $29.5 million. The net proceeds from the sale were used to repay amounts outstanding on the Company’s credit facility.

On April 30, 2007, the Company settled its forward sale agreement for gross proceeds of $111 million. The proceeds from the settlement will be used for general corporate purposes.

On May 1, 2007, the Company completed the acquisition of the 464-room Marriott Boston Quincy Hotel located in the Boston sub-market of Quincy, Massachusetts for a purchase price of $116.6 million, or approximately $251,000 per key. The purchase price includes payment for land adjacent to the hotel which the Company intends to entitle for future development. Built in 2001, the hotel is located in the 1.6 million square foot Crown Colony office park and is close to over 13 million square feet of office space which includes major demand generators such as the corporate headquarters for Reebok / Adidas, Dunkin Donuts, Talbots, and State Street Financial. Marriott International will continue to manage the hotel.

Mr. Goldman stated, “During the quarter we completed the acquisition of the Marriott Boston Long Wharf, one of the city’s best located hotels, which, together with the acquisition of the Marriott Boston Quincy, meaningfully increases our presence in the high-growth Boston market. We will be combining the back of house operations for the two hotels, which will allow us to add up to nine additional guest rooms to the Long Wharf property, thereby creating operating efficiencies and driving additional revenues. Additionally, the acquisition of the Boston hotels provides the opportunity for the Company to sell certain low-basis, non-core hotels later this year in a tax efficient manner.”

Management Transition

On March 19, 2007, Steven Goldman became Chief Executive Officer of the Company. On the same date, the Company’s former Chief Executive Officer, Robert A. Alter, transitioned to Executive Chairman of the Company’s Board of Directors. Lew Wolff will remain Co-Chairman of the Board.

Effective April 23, 2007, Gary Stougaard transitioned from his role as Executive Vice President and Chief Investment Officer to a new role as Special Advisor to the Chief Executive Officer. The Company

On April 2, 2007, the Company hired Christopher Lal as Vice President of Legal. Mr. Lal is responsible for the Company’s legal function.

anticipates that Mr. Stougaard will serve in this capacity for up to two months before he departs to pursue other opportunities.

On April 27, 2007, the Company announced that it had hired Habib Enayetullah as Senior Vice President of Development. Mr. Enayetullah will be responsible for overseeing its design and construction group and other real estate initiatives.

Outlook

The Company is providing guidance at this time but does not undertake to make updates in the future for any developments in its business. Achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company has provided guidance for the second quarter of 2007 as well as full year 2007. The Company’s guidance includes all announced acquisitions and an anticipated sale of five to seven non-core hotels during the third quarter of 2007. Second quarter and full year 2007 guidance include an add-back to Adjusted EBITDA and Adjusted FFO for costs associated with the succession of the Chief Executive Officer of $0.7 million and $1.7 million, respectively.

Second Quarter 2007 Outlook

The Company expects Comparable RevPAR, excluding four hotels which will experience significant disruption due to renovation programs (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla), to increase approximately 8.0% to 9.5% over the second quarter of 2006. Second quarter outlook includes approximately $1.8 million of guaranty payments for the Hyatt Regency Century Plaza but does not include guaranty payments for the Fairmont Newport Beach, which are calculated and booked in the fourth quarter. As a result, the Company estimates that for the second quarter of 2007:

•	Income available to common stockholders should be approximately $14.7 million to $17.7 million;
•	Income available to common stockholders per diluted share should be approximately $0.23 to $0.27;
•	Adjusted EBITDA should be approximately $83.0 million to $86.0 million;
•	Adjusted FFO available to common stockholders should be approximately $48.1 million to $51.1 million;
•	Adjusted FFO available to common stockholders per diluted share should be approximately $0.74 to $0.78;
•	Comparable hotel operating margin should be flat to approximately 50 basis points higher than the second quarter of 2006; and
•	Total capital expenditures for the portfolio should be approximately $35 million to $42 million.

Full Year 2007 Outlook

For the full year 2007, Comparable RevPAR is expected to increase approximately 7.5% to 9.5% over the full year 2006. Full year 2007 outlook includes approximately $2.8 million of guaranty payments for the Hyatt Regency Century Plaza and $2.0 million of guaranty payments for the Fairmont Newport Beach. Additionally, the Company estimates that for the full year 2007:

•	Income available to common stockholders should be approximately $46.4 million to $53.4 million;
•	Income available to common stockholders per diluted share should be approximately $0.71 to $0.82;
•	Adjusted EBITDA should be approximately $306.0 million to $313.0 million;

•	Adjusted FFO available to common stockholders should be approximately $175.3 million to $182.3 million;
•	Adjusted FFO available to common stockholders per diluted share should be approximately $2.69 to $2.80, as compared to our earlier guidance of $2.65 to $2.80;
•	Comparable hotel operating margin should be approximately 100-125 basis points over the prior year; and
•	Total capital expenditures should be approximately $120 million to $130 million.

Dividend Update

During the first quarter of 2007, the Board of Directors of the Company declared a dividend of $0.32 per share payable to its common stockholders. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends were paid on April 13, 2007 to stockholders of record on March 30, 2007.

On May 2, 2007, the Board of Directors of the Company declared a dividend of $0.32 per share payable to its common stockholders. The Company also declared a dividend of $0.50 per share payable to its Series A cumulative redeemable preferred stockholders and a dividend of $0.393 per share payable to its Series C cumulative convertible redeemable preferred stockholders. The dividends will be paid on July 13, 2007 to stockholders of record on June 29, 2007.

The level of future dividends will be determined by the Company’s quarterly operating results and expected capital requirements.

Earnings Call

The Company will host a conference call to discuss first quarter results on May 3, 2007, at 8 a.m. PDT. A live web cast of the call will be available via the Investor Relations section of the Company’s website at www.sunstonehotels.com. Alternatively, investors may dial 1-800-257-7087 (for domestic callers) or 303-262-2075 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 53 hotels with an aggregate of 17,583 rooms primarily in the upper-upscale segment operated under brands owned by nationally-recognized companies, such as Marriott, Hilton, Hyatt, Fairmont and Starwood. For further information, please visit the Company’s website at www.sunstonehotels.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 2, 2007, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; (2) Adjusted EBITDA (as defined below); (3) Funds From Operations, or FFO; (4) Adjusted FFO (as defined below); and (5) Hotel Operating Income and Hotel Operating Profit Margin for the purpose of our operating margins.

EBITDA represents income (loss) available to common stockholders before minority interest excluding: (1) preferred stock dividends; (2) interest expense (including prepayment penalties, if any); (3) provision for income taxes, including income taxes applicable to sale of assets; and (4) depreciation and amortization. In addition, we have presented Adjusted EBITDA, which excludes: (1) the impact of any gain or loss from asset sales; (2) impairment charges; and (3) other adjustments we have identified in this release. We believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense and preferred stock dividends) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA and Adjusted EBITDA as measures in determining the value of hotel acquisitions and dispositions. A reconciliation and the components of Hotel Operating Income and Hotel Operating Profit Margin are set forth on page 13. We believe Hotel Operating Income and Hotel Operating Profit Margin are also useful to investors in evaluating our property level operating performance.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group. The Board of Governors of NAREIT in its March 1995 White Paper (as clarified in November 1999 and April 2002) defines FFO to mean net income (loss) (computed in accordance with GAAP), excluding gains and losses from sales of property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. We also present Adjusted FFO which excludes prepayment penalties, written-off deferred financing costs, impairment losses and other adjustments we have identified in this release. We believe that the presentation of FFO and Adjusted FFO provide useful information to investors regarding our operating performance because they are a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base and our acquisition and disposition activities than our ongoing operations. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to FFO and Adjusted FFO is set forth on page 11.

We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, Adjusted EBITDA, FFO, Adjusted FFO and hotel operating income can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow.

***Tables to Follow***

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,104	$29,029
Restricted cash	74,937	65,669
Accounts receivable, net	48,861	41,695
Due from affiliates	1,284	1,383
Inventories	3,074	3,089
Prepaid expenses	8,922	7,006

Total current assets	152,182	147,871
Investment in hotel properties, net	2,784,891	2,477,514
Other real estate, net	14,868	14,673
Investment in unconsolidated joint venture	66,729	68,714
Deferred financing costs, net	7,226	7,381
Goodwill	22,249	22,249
Other assets, net	14,556	21,971

Total assets	$3,062,701	$2,760,373

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$37,470	$31,912
Accrued payroll and employee benefits	11,446	12,338
Due to SHP	15,242	16,607
Dividends payable	23,949	23,826
Other current liabilities	36,561	32,354
Current portion of notes payable	24,542	23,231

Total current liabilities	149,210	140,268
Notes payable, less current portion	1,787,330	1,476,597
Other liabilities	6,958	6,429

Total liabilities	1,943,498	1,623,294
Commitments and contingencies	—	—
Preferred stock, Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value, 4,102,564 shares authorized, issued and outstanding at March 31, 2007 and December 31, 2006, liquidation preference of $24.375 per share	99,346	99,296
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 8.0% Series A Cumulative Redeemable Preferred Stock, 7,050,000 shares issued and outstanding at March 31, 2007 and December 31, 2006, stated at liquidation preference of $25.00 per share	176,250	176,250
Common stock, $0.01 par value, 500,000,000 shares authorized, 57,818,140 shares issued and outstanding at March 31, 2007 and 57,775,089 shares issued and outstanding at December 31, 2006	578	578
Additional paid in capital	959,786	958,591
Retained earnings	70,373	65,545
Cumulative dividends	(187,130)	(163,181)

Total stockholders’ equity	1,019,857	1,037,783

Total liabilities and stockholders’ equity	$3,062,701	$2,760,373

Sunstone Hotel Investors, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues
Room	$156,801	$124,868
Food and beverage	65,612	55,790
Other operating	17,433	16,906

Total revenues	239,846	197,564

Operating expenses
Room	35,701	28,037
Food and beverage	47,642	38,478
Other operating	9,968	9,619
Advertising and promotion	13,835	11,518
Repairs and maintenance	9,705	8,154
Utilities	8,673	7,864
Franchise costs	8,422	6,266
Property general and administrative	27,568	23,499
Property tax, ground lease and insurance	14,183	11,019
Corporate overhead	7,331	5,875
Depreciation and amortization	27,586	21,069

Total operating expenses	210,614	171,398

Operating income	29,232	26,166
Equity in losses of unconsolidated joint venture	(1,351)	—
Interest and other income	679	1,098
Interest expense	(23,732)	(26,759)

Income from continuing operations	4,828	505
Income from discontinued operations	—	17,320
Net Income	4,828	17,825
Preferred stock dividends and accretion	(5,187)	(4,087)

Income (loss) Available to Common Stockholders	$(359)	$13,738

Basic and diluted per share amounts:
Loss from continuing operations available to common stockholders	$(0.01)	$(0.06)
Income from discontinued operations	—	0.31

Basic and diluted income (loss) available to common stockholders per common share	$(0.01)	$0.25

Weighted average common shares outstanding:
Basic and diluted	57,799	55,797

Dividends paid per common share	$0.32	$0.30

Sunstone Hotel Investors, Inc.

Reconciliation of Income Available to Common Stockholders to Non-GAAP Financial Measures

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Income Available to Common Stockholders to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2007	2006
Income (loss) available to common stockholders	$(359)	$13,738
Series A and C preferred stock dividends	5,187	4,087
Amortization of deferred stock compensation	1,245	807
Continuing operations:
Depreciation and amortization	27,586	21,069
Interest expense	23,444	18,653
Amortization of deferred financing fees	288	534
Write-off of deferred financing fees	—	196
Loss on early extinguishment of debt	—	7,376
Unconsolidated Joint Venture:
Depreciation and amortization	1,233	—
Interest expense	1,917	—
Amortization of deferred financing fees	330	—
Discontinued operations:
Depreciation and amortization	—	1,905
Interest expense	—	80
Amortization of deferred financing fees	—	40
Write-off of deferred financing fees	—	173

EBITDA	60,871	68,658

(Gain)/loss on sale of assets	—	(16,653)

	—	(16,653)

Adjusted EBITDA	$60,871	$52,005

Reconciliation of Income Available to Common Stockholders to FFO and Adjusted FFO

Income (loss) available to common stockholders	$(359)	$13,738
Series C preferred stock dividends	1,662	1,662
Real estate depreciation and amortization—continuing operations	27,367	20,842
Real estate depreciation and amortization—unconsolidated joint venture	1,233	—
Real estate depreciation and amortization—discontinued operations	—	1,905
(Gain)/loss on sale of assets	—	(16,653)

FFO available to common stockholders	29,903	21,494

Continuing operations:
Write-off of deferred financing fees	—	196
Loss on early extinguishment of debt	—	7,376
Discontinued operations:
Write-off of deferred financing fees	—	173

	—	7,745

Adjusted FFO available to common stockholders	$29,903	$29,239

FFO available to common stockholders per diluted share	$0.48	$0.36

Adjusted FFO available to common stockholders per diluted share	$0.48	$0.49

Diluted weighted average shares outstanding (1)	62,386	60,285

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Quarter Ended June 30, 2007 and Year Ended 2007

(Unaudited and in Thousands Except Per Share Amounts)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Quarter Ended June 30, 2007		Year Ended December 31, 2007
	Low End of Range	High End of Range	Low End of Range	High End of Range
Income available to common stockholders	$14,700	$17,700	$46,400	$53,400
Series A preferred stock dividends	3,500	3,500	14,100	14,100
Series C convertible preferred stock dividends	1,600	1,600	6,500	6,500
Amortization of deferred stock compensation	1,600	1,600	5,800	5,800
Continuing operations:
Depreciation and amortization	30,100	30,100	116,700	116,700
Interest expense	27,000	27,000	99,700	99,700
Amortization of deferred financing fees	300	300	1,200	1,200
Unconsolidated joint venture:
Depreciation and amortization	1,200	1,200	4,900	4,900
Interest expense	2,300	2,300	9,000	9,000

EBITDA	82,300	85,300	304,300	311,300

Costs associated with CEO succession	700	700	1,700	1,700

Adjusted EBITDA	$83,000	$86,000	$306,000	$313,000

Reconciliation of Net Income to FFO and Adjusted FFO

Income available to common stockholders	$14,700	$17,700	$46,400	$53,400
Series C convertible preferred stock dividends	1,600	1,600	6,500	6,500
Continuing operations:
Real estate depreciation and amortization	29,900	29,900	115,800	115,800
Unconsolidated joint venture:
Real estate depreciation and amortization	1,200	1,200	4,900	4,900

FFO available to common stockholders	47,400	50,400	173,600	180,600

Costs associated with CEO succession	700	700	1,700	1,700

Adjusted FFO available to common stockholders	$48,100	$51,100	$175,300	$182,300

Adjusted FFO available to common stockholders per diluted share	$0.74	$0.78	$2.69	$2.80

Diluted weighted average shares outstanding (1)	65,285	65,285	65,195	65,195

(1)	Diluted weighted average shares outstanding includes the Series C Convertible Preferred Stock on an as-converted basis.

Sunstone Hotel Investors, Inc.

Comparable Hotel Operating Margin

(Unaudited and In Thousands Except Hotels and Rooms)

	Quarter Ended March 31, 2007				Quarter Ended March 31, 2006
	Actual March 31, 2007 (1)	Major Renovation Properties (2)	Prior Ownership Adjustments (3)	Pro Forma March 31, 2007 (4)	Actual March 31, 2006 (5)	Major Renovation Properties (6)	Acquired Properties (7)	Prior Ownership Adjustments (8)	Pro Forma March 31, 2006 (4)
Number of Hotels	51	(4)		47	47	(3)	3		47
Number of Rooms	16,659	(2,110)		14,549	15,164	(1,775)	1,160		14,549

Hotel operating profit margin (9)	26.7%	25.3%	17.8%	26.6%	26.9%	28.1%	21.4%	5.8%	25.2%

Hotel Revenues
Room revenue	$156,801	$(20,527)	$5,451	$141,725	$124,868	$(18,637)	$13,113	$7,117	$126,461
Food and beverage revenue	65,612	(9,288)	2,332	58,656	55,790	(11,537)	5,151	1,296	50,700
Other operating revenue	17,433	(1,610)	788	16,611	16,906	(1,143)	2,057	227	18,047

Total Hotel Revenues	239,846	(31,425)	8,571	216,992	197,564	(31,317)	20,321	8,640	195,208
Hotel Expenses
Room expense	35,701	(4,643)	1,542	32,600	28,037	(4,175)	3,565	2,454	29,881
Food and beverage expense	47,642	(6,607)	1,825	42,860	38,478	(7,312)	3,737	1,828	36,731
Other hotel expense	64,786	(8,255)	2,495	59,026	54,440	(7,244)	6,083	2,760	56,039
General and administrative expense	27,568	(3,967)	1,182	24,783	23,499	(3,787)	2,584	1,097	23,393

Total Hotel Expenses	175,697	(23,472)	7,044	159,269	144,454	(22,518)	15,969	8,139	146,044
Hotel Operating Income	64,149	(7,953)	1,527	57,723	53,110	(8,799)	4,352	501	49,164
Corporate overhead	7,331	(55)	—	7,276	5,875	(26)	—	—	5,849
Depreciation and amortization	27,586	(4,276)	—	23,310	21,069	(3,148)	—	—	17,921
Impairment loss	—	—	—	—	—	—	—	—	—

Operating Income	29,232	(3,622)	1,527	27,137	26,166	(5,625)	4,352	501	25,394
Equity in earnings of unconsolidated joint venture	(1,351)	—	—	(1,351)	—	—	—		—
Interest and other income	679	(123)	—	556	1,098	(37)	—	—	1,061
Interest expense	(23,732)	2,821	—	(20,911)	(26,759)	1,439	—	—	(25,320)
Income (loss) from discontinued operations	—	—	—	—	17,320	—	—	—	17,320

Net Income	$4,828	$(924)	$1,527	$5,431	$17,825	$(4,223)	$4,352	$501	$18,455

(1)	Represents our ownership results for the 51 hotels we owned as of the end of the period.
(2)	Represents our ownership results for the four hotels under renovation programs (Renaissance Baltimore, Renaissance Orlando, Renaissance Long Beach and Embassy Suites La Jolla ) in the first quarter of 2007.
(3)	Represents prior ownership results for the 2 hotels we acquired during the first quarter of 2007.
(4)	Represents our ownership and prior ownership results for 47 hotels we owned as of March 31, 2007, excluding the four hotels under renovation programs (Renaissance Baltimore, Renaissance Orlando , Renaissance Long Beach and Embassy Suites La Jolla).
(5)	Represents our ownership results for the same 47 hotels we owned as of March 31, 2007 and 2006.
(6)	Represents our ownership results for the three hotels under renovation programs in the first quarter of 2007 (Renaissance Baltimore, Renaissance Orlando and Renaissance Long Beach) that we owned during the period.
(7)	Represents prior ownership results for three hotels that we acquired subsequent to March 31, 2006, that were not under a renovation program in the first quarter of 2007.
(8)	Represents prior ownership results for the two hotels we acquired during the first quarter of 2006.
(9)	Hotel operating profit margin is calculated as hotel operating income divided by total hotel revenues.

Sunstone Hotel Investors, Inc.

Pro Forma Hotel Operating Statistics by Region

(Unaudited)

									Percent Change in Comparable RevPAR
			Quarter Ended March 31, 2007			Quarter Ended March 31, 2006
Region	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
California (1)	21	5,790	77.6%	$148.31	$115.09	73.5%	$136.56	$100.37	14.7%
Other West (2)	9	2,658	79.7%	112.06	89.31	76.2%	106.89	81.45	9.7%
Midwest (3)	8	2,524	64.8%	124.94	80.96	59.6%	122.60	73.07	10.8%
Middle Atlantic (4)	7	2,988	73.7%	199.57	147.08	70.4%	190.15	133.87	9.9%
South (5)	2	589	81.8%	124.54	101.87	79.4%	120.41	95.61	6.6%

Total Portfolio	47	14,549	75.2%	$146.58	$110.23	71.2%	$138.40	$98.54	11.9%

(1)	Excludes the Renaissance Long Beach and the Embassy Suites La Jolla which are under renovation programs.
(2)	Includes Oregon, Utah and Texas.
(3)	Includes Illinois, Michigan and Minnesota.
(4)	Includes Maryland, Massachusetts, Virginia, District of Columbia, New York and Pennsylvania. Excludes the Baltimore Renaissance which is under a renovation program.
(5)	Includes Florida and Georgia. Excludes the Orlando Renaissance which is under a renovation program.

Sunstone Hotel Investors, Inc.

Pro Forma Hotel Operating Statistics by Brand

(Unaudited)

			Quarter Ended March 31, 2007			Quarter Ended March 31, 2006			Percent Change in Comparable RevPAR
Brand	Number of Hotels	Number of Rooms	Occupancy Percentages	Average Daily Rate	Comparable RevPAR	Occupancy Percentages	Average Daily Rate	Comparable RevPAR
Marriott (1)	26	7,527	75.1%	$147.36	$110.67	74.1%	$139.38	$103.28	7.2%
Hilton (2)	6	1,777	76.0%	177.91	135.21	70.3%	170.38	119.78	12.9%
InterContinental	3	665	73.5%	107.14	78.75	72.0%	97.43	70.15	12.3%
Hyatt	4	1,605	77.0%	169.67	130.65	71.0%	158.95	112.85	15.8%
Other Brand Affiliations (3)	5	1,740	81.6%	136.68	111.53	69.1%	127.26	87.94	26.8%
Independent	3	1,235	63.7%	92.59	58.98	57.7%	87.26	50.35	17.1%

Total Portfolio	47	14,549	75.2%	$146.58	$110.23	71.2%	$138.40	$98.54	11.9%

(1)	Excludes the Renaissance Baltimore, Renaissance Orlando and the Renaissance Long Beach which are under renovation programs.
(2)	Excludes the Embassy Suites La Jolla which is a under a renovation program.
(3)	Includes two Sheratons, a Wyndham, a Fairmont and a W Hotel.

Sunstone Hotel Investors, Inc.

Debt Summary

(Unaudited – Dollars in Thousands)

Debt	Collateral	Interest Rate / Spread	Maturity Date	March 31, 2007 Balance	Recent Events (1)	May 1, 2007 Balance
Fixed Rate Debt
Secured Mortgage Debt	1 hotel	8.51%	2007	$13,215		$13,215
Unsecured Note	Guaranty	6.00%	2007	—		—
Secured Mortgage Debt	1 hotel	8.78%	2009	8,827		8,827
Secured Mortgage Debt	1 hotel	5.92%	2010	81,000		81,000
Secured Mortgage Debt (2)	16 hotels	5.95%	2011	248,535		248,535
Secured Mortgage Debt (3)	2 hotels	4.98%	2012	65,000		65,000
Secured Mortgage Debt	Rochester laundry facility	9.88%	2013	5,295		5,295
Secured Mortgage Debt	1 hotel	6.12%	2014	175,000		175,000
Secured Mortgage Debt (3)	10 hotels	5.34%	2015	276,000		276,000
Secured Mortgage Debt (3)	2 hotels	5.20%	2016	198,000		198,000
Secured Mortgage Debt	1 hotel	5.69%	2016	48,000		48,000
Secured Mortgage Debt	1 hotel	5.66%	2016	34,000		34,000
Secured Mortgage Debt	1 hotel	5.58%	2017	75,000		75,000
Secured Mortgage Debt	1 hotel	6.14%	2018	65,000		65,000
Secured Mortgage Debt	1 hotel	6.60%	2019	70,000		70,000
Secured Mortgage Debt	1 hotel	5.95%	2021	135,000		135,000
Secured Mortgage Debt	1 hotel	5.58%	2017	176,000		176,000

Total Fixed Rate Debt				1,673,872		1,673,872
Credit Facility (4)	Unsecured	L + 1.25% - 1.75%	2010	138,000	$3,000	141,000

TOTAL DEBT				$1,811,872	$3,000	$1,814,872

Preferred Stock
Series A cumulative redeemable preferred		8.00%	perpetual	$176,250	—	$176,250

Series C cumulative convertible redeemable preferred		6.45%	perpetual	$100,000	—	$100,000

Debt Statistics
% Fixed Rate Debt				92.4%		92.2%
% Floating Rate Debt				7.6%		7.8%
Average Interest Rate (5)				5.83%		5.83%
Weighted Average Maturity of Debt (excludes Credit Facility)				8.10 years		8.10 years

(1)	Reflects net additional draws on our credit facility
(2)	Cross-collateralized loan with life insurance company
(3)	Individual, non cross-collateralized loans
(4)	Terms are presented based on the new credit facility which closed in July 2006.
(5)	Assumes LIBOR of 5.3%